Exhibit 99.1

Contacts:

For More Information:

CCG Investor Relations	Applied Imaging Corp.
Crocker Coulson, Partner	Carl Hull, Chief Executive Officer
15300 Ventura Boulevard, Suite 303	120 Baytech Drive
Sherman Oaks, CA 91403	San Jose, CA 95134
(818) 789-0100	(408) 719-6417
crocker.coulson@ccgir.com	chull@aicorp.com

FOR IMMEDIATE RELEASE

Applied Imaging Announces CFO Departure and CFO Search

•    Company elevates Corporate Controller to Chief Accounting Officer

San Jose, California, September 2, 2004 — Applied Imaging Corp. (NASDAQ: AICX) announced today the resignation of Barry Hotchkies as the Company’s Executive Vice President and Chief Financial Officer. Mr. Hotchkies is leaving the Company to pursue other interests. Applied Imaging also announced that its Corporate Controller, Virginia Garcia, will be appointed to the interim position of Principal Accounting Officer as the Company conducts a search for a permanent CFO.

Applied Imaging’s CEO, Carl Hull, stated that “Barry has been instrumental in developing the company’s financial infrastructure and has made numerous contributions to our commercial growth over the past four years. We appreciate his many contributions to the Company and wish him well in his future endeavors. We are now engaged in an active executive search for a new CFO and will conclude this effort as rapidly as is possible.”

Ms. Garcia, 43, has been Controller with Applied Imaging since November 2000 and was promoted to the position of Corporate Controller in August 2004. Prior to joining the Company, Ms. Garcia served as the Director of Finance and Human Resources of Siliconware USA from April 1997 to November 2000. Ms. Garcia holds a B.S. in Accounting from the University of Phoenix.

About Applied Imaging

Applied Imaging Corp., based in San Jose, California, is the leading supplier of automated imaging systems utilized in genetics and pathology laboratories for the analysis of chromosomes in cancer and prenatal disorders. The Company is expanding its efforts in scanning and imaging applications in the cancer pathology field. The Company markets a wide range of imaging systems for fluorescence and brightfield microscopy applications,

September 2, 2004 Applied Imaging Announces CFO Departure and CFO Search	Page 2

including the Company’s Ariol®, SPOT™, CytoVision®, PowerGene® and QUIPS® product lines. Applied Imaging has installed over 3,500 systems in over 1,000 laboratories in more than 60 countries. The Company is developing a non-magnetic cell separation technology for isolating and analyzing circulating tumor cells from the blood of cancer patients. More information about Applied Imaging can be found at www.aicorp.com.

This press release contains forward looking statements as defined in the Private Securities Litigation Reform Act of 1995, regarding, among other matters, our ability to hire a new CFO, our ability to succeed in the cancer pathology market, and our ability to develop new technology to detect and characterize circulating tumor cells in blood. Forward looking statements address matters that are subject to a number of risks and uncertainties, including the uncertainty of clinical studies and regulatory approvals for circulating tumor cell detection products. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, including the failure of Applied Imaging to successfully develop and commercialize its micrometastasis or genetic instrument business, potentially unacceptable results from its preclinical and clinical trials of circulating tumor cell enrichment methods and other such factors as set forth in Applied Imaging’s filings with the Securities and Exchange Commission, including the Form 10-K for the Fiscal Year Ended December 31, 2003. The forward-looking statements in this news release are made as of August 31, 2004, and Applied Imaging is under no obligation to revise or update the forward-looking statements.

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